Registered Property: J.C. Beetslaan 153, 155 and 157 in Hoofddorp and Graftermeerstraat 46 in Hoofddorp

Estate agent Vendor: not applicable
Estate agent Purchaser: not applicable

CONTRACT OF SALE

The undersigned:
1.
Willem Frederik Eijgelsheim, residing at 5688 DM Oirschot, Oude Bestseweg 3, born in Rotterdam (The Netherlands), on the fourteenth of January nineteen hundred and forty-five, unmarried and not registered as a partner, holder of a Dutch passport with number NYHC37330, issued in Oirschot (The Netherlands) on the twentieth of December two thousand and six, acting in this matter in his capacity of independently authorised Executive Director of:

the private company with limited liability Beleggingsmaatschappij Nola B.V.1, having its registered office in ‘s-Gravehage, (The Netherlands), having its main office at 5688 DM Oirschot, Oude Bestseweg 3, entered in the commercial register of the Chamber of Commerce and Industry for Oost-Brabant under file number 17094195, acting in this matter:
a.	for himself;
b.	in his capacity of independently authorised Managing Director of:

the private company with limited liability MBM Beleggingen B.V., having its registered office in Oirschot, (The Netherlands), having its main office at 5688 DM Oirschot, Oude Bestseweg 3, entered in the commercial register of the Chamber of Commerce and Industry for Oost-Brabant under file number 17092050, acting in this matter in his capacity of independently authorised Managing Director of:

the private company with limited liability Bloemers Onroerend Goed B.V., having its registered office in Rotterdam, (The Netherlands), having its main office at 5688 DM Oirschot, Oude Bestseweg 3, entered in the commercial register of the Chamber of Commerce and Industry for Oost-Brabant under file number 24108279, btw[2] identification number NL0012.38.759.B01

Bloemers Onroerend Goed B.V., mentioned hereinbefore, to be referred to hereinafter as "Vendor";

2.
David Havenaar, born in ´s-Gravenhage on the seventh of March nineteen hundred and sixty-three, residing at 3024 VD Rotterdam (The Netherlands), Willem Buytewechstraat 118 C 2, unmarried and not registered as a partner, holder of a Dutch passport, number: NK4376171, issued in Rotterdam (The Netherlands) on the ninth of February two thousand and six, acting in this matter in his capacity of independently authorised Managing Director of:

the private company with limited liability: Royal Invest Europe B.V., having its registered office in Amsterdam (The Netherlands), having its main office at 1066 EE Amsterdam (The Netherlands), Ditlaar 7, entered in the commercial register of the Chamber of Commerce and Industry for Amsterdam under file number 34130365, btw identification number 808796951 to be referred to hereinafter as "Purchaser";

agree:

Vendor sells to Purchaser, who purchases from Vendor:

a.	the following property subject to registration:

1.
the business complex with appurtenances, locally known as J.C. Beetslaan 153 at 2131 AL Hoofddorp (The Netherlands), recorded in the land register as municipality of Haarlemmermeer (The Netherlands), section C number 5387, surface area twenty ares and ninety-two centiares (20 a and 92 ca);

2
the business complex with appurtenances, locally known as Graftermeerstraat 46 at 2131 AC Hoofddorp (The Netherlands) and J.C. Beetslaan 155 and 157 at 2131 AL Hoofddorp (The Netherlands), recorded in the land register as municipality of Haarlemmermeer (The Netherlands), section C number 5388, surface area sixty-seven ares and seventy-eight centiares (67 a and 78 ca), , jointly to be referred to hereinafter as: "the property sold";

b.	the movable property/properties (chattels), referred to in Article 10 that are in, on or on to the property sold.

The purchase price for the property sold amounts to: six million EURO (€ 6,000,000); the purchase price for the properties referred to under "b." is: nil.
So in total the purchase price amounts to: six million EURO (€ 6,000,000).

DEFINITIONS

This contract of sale means by:

1.	"purchase": the purchase agreement laid down in this contract of sale;
2.
"kwaliteitsrekening" (quality account): the special account referred to in Article 25 of the Dutch Notaries Act (Wet op het notarisambt) in the name of the civil law notary to be mentioned hereinafter under 4. or the partnership or company in which he/she cooperates with more civil law notaries, an account that is held with the ING Bank N.V. under number 65.52.23.800;

3.	"deed of transfer of title": the deed required for the transfer of title to be executed in the presence of the civil law notary to be mentioned hereinafter under 4.;
4.	"civil law notary": mr.[3] T.F.H. Reijnen or mr. B.N. Takken, or his/her substitute or associate;
5.	"the property sold": the property subject to registration described hereinbefore under a.

This purchase shall be effected under the following special and general terms and conditions, as regards the general terms and conditions in so far as these have not been deviated from in the special terms and conditions.

SPECIAL TERMS AND CONDITIONS

Costs
Article 1

1.
The transfer tax (if payable) calculated on the value of the property sold, which is the calculation base, increased or reduced as stipulated in the Netherlands Act concerning the Taxation of Legal Transactions (Wet op belastingen van rechtsverkeer), shall be payable by Purchaser.

The notarial costs with regard to this agreement and the costs on account of transfer of title and transfer of the property sold, as well as the turnover tax due on such costs, shall be payable by Purchaser.

2.
In case the transfer tax is payable by Purchaser and for the calculation of such tax, reduction of the calculation basis can be claimed as Vendor or his legal predecessor(s) has/have acquired the property sold respectively have/has delivered it in a fictive sense within the meaning of the Dutch 1968 Turnover Tax Act (Wet op de omzetbelasting 1968), taxed with transfer tax or with non-deductible turnover tax, and this within six months before the signing of the deed of transfer of title, then Purchaser shall pay out to Vendor the difference between the amount that would be payable in transfer tax without the deduction referred to hereinbefore and the amount in transfer tax actually payable.

3.	Vendor guarantees, as regards the property sold, to act as entrepreneur within the meaning of the Dutch 1968 Turnover Tax Act and:
guarantees that the transfer of title takes place two years from the point in time of its first occupation;
-
whereas Vendor and Purchaser jointly will submit a request to have the transfer of title qualified as one upon which turnover tax is imposed so that Purchaser will be due turnover tax on account of the transfer of title of the property sold.

-
whereas Vendor and Purchaser jointly, as regards the remainder of the property sold, will not submit a request to have the transfer of title qualified as one upon which turnover tax is imposed so that no turnover tax is due on account of the transfer of title of the property sold.

4.	The purchase price shall be increased by the turnover referred to in the previous paragraph;
-	as the reverse charge procedure is applicable, turnover will be paid directly by Purchaser to the tax authorities by self assessment.
5.	Vendor guarantees dat the property sold has been or is being or shall be used by him as business equipment before the transfer of title.
6.	Purchaser guarantees that he will use the property sold, for:
a.	90% or more,
b.
70% or more, a percentage that will replace the percentage mentioned sub a and this on the basis of the list of designated lines of business and sectors belonging to Communication 42 of the Ministry of Finance, for activities in connection with which there is a right of deduction of turnover tax and that he will occupy the property sold before the end of the financial year, following the financial year of transfer of title.

Purchaser guarantees that, with regard to this request of opting for taxed transfer of title, he will issue a statement signed by him that shows that the 90% norm (or 70%-norm) referred to will be satisfied.

Moreover, Purchaser guarantees that within four weeks from the expiry of the financial year of Purchaser, following the financial year of transfer of title or after transfer of title by Purchaser before the expiry of the financial year first-mentioned, he shall inform Vendor by means of a statement signed by him whether since the occupation the norm referred to has been satisfied. Purchaser shall send a copy of this statement to the Tax Inspector of the district Purchaser belongs to and this within the same term of four weeks. Vendor and Purchaser guarantee reciprocally that they will submit the request opting for taxed transfer of title correctly made out and well in time before the transfer of title, in connection with which Purchaser hereby authorises Vendor irrevocably to submit the request opting for taxed transfer of title also on his behalf.

Purchaser is familiar with the fact that the request to qualify the transfer of title of the property sold as a transfer of title taxed with turnover tax, is only possible if he satisfies the 90% norm (or 70% norm) referred to in the financial year, used by him, in which the transfer of title of the property sold takes place and in the following financial year and that an additional turnover tax assessment shall (may) be imposed by the Tax Authorities if it turns out that he has not satisfied the norm mentioned hereinbefore. The additional turnover tax assessment concerns the revision turnover tax of Vendor as well as any other input tax deducted by Vendor with regard to the sale and transfer of title of the property sold to Purchaser.

In connection with the preceding Vendor guarantees:
-	that the revision term of Article 15 paragraph 4 of the Dutch 1968 Turnover Tax Act commenced at the starting date of the third quarter of 2001 at the latest;
7.	Vendor guarantees on account of the transfer of title of any chattels mentioned in Article 10:
-	not to be due any turnover tax.
8.
Whenever “transfer of title” is mentioned in the paragraphs 3, 4, 5, 6 and 7 of this Article, this only means the transfer of title within the meaning of the Dutch 1968 Turnover Tax Act, or one single action to be qualified as lease with a limited right within the meaning of Article 3, paragraph 2 juncto Article 11, paragraph 1, part b, fifth final sentence, of such Act.

9.
In case on the side of Purchaser the requirements with regard to a transfer of title or lease taxable by turnover tax are not satisfied (and the cause of not-satisfying is in a circumstance that is attributable to the Vendor pursuant to the current agreement) whereas the parties did opt for such, then Purchaser must compensate Vendor integrally and at demand for the loss arising from this for Vendor. Loss in this sense does not only mean the turnover tax to be paid by Vendor to the Tax Authorities or the smaller amount in turnover tax to be received back from the Tax Authorities but also fines and interest on underpaid tax in connection therewith.

Statements by Vendor
Article 2

Vendor guarantees that:
a.	He is authorized to transfer the property sold and any chattels at the time of signing the deed of transfer of title.
b.
No facilities with regard to the property sold pursuant to the Dutch Housing Act (Woningwet) have been prescribed or announced in writing by government authorities until now that have not yet been executed or carried out by government authorities and not yet paid for, with the exception of those mentioned in Article 11.

c.	There is no vacancy within the meaning of the Dutch Housing Allocation Act (Huisvestingswet) and the regulation arising there from.
d.	The property sold is at the moment not included in a (current request for opinion with regard to) designation, designation decision or registration:
1.	as protected monument within the meaning of the Dutch 1988 Monuments and Historic Buildings Act (Monumentenwet 1988);
2.	as protected monument by the municipality or province.
e.	With regard to the property sold no subsidy has been applied for from or granted by government authorities in connection with which terms and conditions will still have to be fulfilled.
f.
The technical installations and inlet and outlet pipes and wiring in the property sold function as they should at this point in time and their use has not been restricted in any way whatsoever by the appropriate authorities.

g.
In connection with the property sold there are today no obligations on the basis of hire purchase agreements, options an/or contractual preferential rights and these shall not exist either when signing the deed of transfer of title.

h.	The property sold and any chattels, will not be claimed in any way and will not be in use by third parties without right or title.
i.	1.
The property sold is partly leased at the moment. At the most recent date due, the following rental fees are paid in relation with the property sold by the lessees and co-lessees to be mentioned hereinafter and this within the meaning of Sections 7:266 and 7:267 of the Dutch Civil Code (Burgerlijk Wetboek):

at least € 20,000 exclusive of BTW (Dutch VAT) (temporary/short term lease)
These leases do / do not compensation because of: Not Applicable.

The turnover taxed lease does / does not arise from the transitional arrangement for taxed lease to lessees that cannot (practically) completely deduct turnover tax (Transitional Arrangement Amending Act as at 31 March 1995).

2.
The leases have been laid down in private deeds. The private deed in which the leases have been laid down, contain the complete legal relationship between lessor and the lessees. Except for the arrangements laid down in the leases, no other arrangements disadvantageous to the lessor have been made with the lessees.

3.	Until today lessees have fulfilled their obligations correctly.
4.	With regard to the property sold there are no proceedings pending with the rents committee.
5.	The lease agreements do not contain any preferential rights or purchase option.
6.	Lessees have paid the following security deposits: € 1,823.
On these security deposits there is no interest payable.
The following bank guarantees have been provided for the benefit of the lessor: Not Applicable
j.	Not Applicable.
k.	There are no servitudes.
l.	There are no qualitative obligations within the meaning of Article 6:252 of the Dutch Civil Code (Burgerlijk Wetboek)
m.	No perpetual clauses need to be imposed upon Purchaser.
n.	There are no limited rights (obligations to tolerate) as referred to in Dutch Public Works (Removal of Impediments in Private Law) Act (Belemmeringenwet Privaatrecht).
o.	The value of the property sold on the basis of the Dutch Valuation of Immovable Property Act (Wet waardering onroerende zaken) of the property sold is € 4,745,000.
Charges in connection with the property sold are the following:
-	immovable property tax on account of enjoyment pursuant to rem right per year € 9,295.
-	water control authority charges and such per year
-	sewerage charges (connection charges) per year € 220.70
p.	Charges on expired periods have been paid in so far as the assessments concerned have been imposed.
q.	The property sold is insured against damage through fire against extensive cover and Vendor does not know of any increased risk; the last premium has been paid.
Any chattels, are sufficiently insured by means of the household contents insurance of Vendor.
r.	No legal action, binding advisory proceedings or arbitration is pending in connection with the property sold and/or any chattels, as at today.
s.	The proceedings referred to in Article 2:204 c Dutch Civil Code: were not applicable at the acquisition by Vendor.
t.
No retention rights rest on the property sold and on any chattels, and on the installations as referred to under f. and these will not rest thereupon at the time of the signing of the deed of transfer of title, either.

u.
The property sold is now connected to the public mains for water, energy and sewerage; the property sold has today legitimate and unrestricted access to the public road in the manner as becomes apparent on the spot.

v.	He has used the property sold solely for investment purposes.

Duty of disclosure
Article 3

Vendor warrants that he has provided Purchaser with all such information that must be brought to the attention of Purchaser on the understanding that information on facts that are known or should have been known to Purchaser on the basis of his own inspections, in so far as such inspection can be required of Purchaser according to generally prevailing opinion, need not be provided by Vendor.

Statements of Vendor with regard to pollution
Article 4

Vendor furthermore declares:
a.	It is not known to him that there are facts, i.a. on the basis of:
-	his own expertise;
-	publications in (local) papers;
-	soil inspection carried out in the past;
-	past use of the property sold;

which show that the property sold is polluted to such a degree with poisonous, chemical and/or other (hazardous) substances that it is feasible that such pollution pursuant to now applicable environmental law and/or environmental case law would need cleaning-up or taking other measures.

b.	Furthermore, it is not known to him that there are (underground) storage tanks, such as oil or septic tanks in the property sold
c.
It is not known to him that there are materials containing asbestos or other materials hazardous to health in the property sold. The property sold may hold asbestos holding substances. In case of possible removal of asbestos holding substances, special measures must be taken on the basis of environmental legislation.  Purchaser declares to be acquainted with this fact and to indemnify the Vendor against any and all liability that might arise form the presence of any asbestos in the immovable property.

Other statements of Vendor
Article 5

Finally, Vendor declares that:
a.
It is not known to him that the present use of the property sold is not allowed on the grounds of public or private law or that the buildings have been erected or rebuilt without the appropriate permits and licences.

b.
It is not known to him that at this point in time there is an obligation to offer the property sold for sale to the municipality on the basis of the Dutch Municipalities (Preferential Rights) Act (Wet voorkeursrecht gemeenten).

c.
It is not known to him that the municipality adopted a city renewal plan or an environmental directive within the meaning of the Dutch Town and Village Renewal Act (Wet op de stads- en dorpsvernieuwing) that includes the property sold.

d.	It is not known to him that the property sold is included in a (current request for opinion with regard to) designation, designation decision or registration as protected urban or countryside area.
e.
It is not known to him that at this point in time there are policy intentions with regard to the plan/directive as referred to under d. or to a forced sale or (in case the property sold is on lease) to a premature termination of the right of lease.

f.	It is not known to him that a permit to divide property as referred to in Article 33 of the Dutch Housing Act has been applied for with regard to the property sold.

Statements of Purchaser
Article 6

Purchaser declares that:
a.
He explicitly accepts the charges and limitations mentioned in this contract of sale as well as those that after the inspection as referred to in Article 3 are or should have been known to him judging from the actual situation.

b.	He declares to have received a copy of:
- the deed of transfer of title dated 10 November 2000
c.	He guarantees that the procedure referred to in Article 2:204 c of the Dutch Civil Code is not applicable to him.
d.	He intends to use the property sold as mentioned in article 2 under v.

Transfer of title
Article 7

The deed of transfer of title will be executed on 1 October 2007at 16.00 hours in the presence of the civil law notary.

Warranties
Article 8

For greater security with regard to the performance of its obligations, the Purchaser shall at its option:
-	pay a security sum of ten per cent of the total purchase price mentioned hereinbefore into the kwaliteitsrekening;
-	have a written bank guarantee provided to the amount of ten per cent of the total purchase price mentioned hereinbefore;
all this at 1 September 2007 at the latest
and furthermore in the manner as agreed in more detail in the general terms and conditions unless the parties will have agreed differently before 16 August 2007 .

Resolutory conditions
Article 9

This purchase and the agreement mentioned in article 16 will be effected under the resolutory conditions that:
a.	not applicable; and/or
b.	the current transaction has not been approved by the Board of Royal Invest International Corporation at 15 August 2007 at the latest;
c.
on the agreed point in time of signing of the deed of transfer of title there is an obligation to offer the property sold to the municipality on the basis of the Dutch Municipalities (Preferential Rights) Act.

In case a resolutory condition is fulfilled, this will have retrospective effect between the parties until the point of time of concluding the purchase.

Parties will cooperate fully with regard to obtaining permits, consents and commitments mentioned hereinbefore in time.

Chattels
Article 10

Not applicable.

Provisions
Article 11

Not applicable.

Special terms and conditions with regard to pollution
Article 12

Not applicable.

Competent court and choice of law
Article 13

1.	The court of the place where the property sold is situate shall be competent by exclusion to take cognizance of any disputes that have or might arise in connection with this agreement.
2.	The Dutch law shall be applicable to this purchase.
3.	The Dutch General Terms Act (Algemene termijnenwet) shall apply.

General terms and conditions/restriction liability
Article 14

The General Terms and Conditions, in use by the civil law notary, in which a restriction of liability has been included, shall be applicable to the services rendered by the civil law notary. A copy of these general terms and conditions has been handed over by the civil law notary to Vendor and Purchaser.

Consent, power of attorney and concurrence of third parties
Article 15

Not applicable.

Further special terms and conditions
Article 16

1.	a.
Beleggingsmaatschappij Nola B.V. mentioned hereinbefore and Royal Invest International Corporation (formerly named Wah King Invest Corporation), having its registered office in USA, have become involved in legal proceedings instituted at Haarlem Court (Rechtbank Haarlem), under case n° 128862 and cause list n° 06/1302, whereby the parties have been ordered to appear in person in court on 1 November 2007 at 9.00 hours. Beleggingsmaatschappij Nola B.V. and Royal Invest International Corporation have decided to resolve the dispute existing between them amicably. Royal Invest Europe B.V. (Purchaser) shall for and on behalf of (its parent company, to wit) Royal Invest International Corporation pay compensation of loss to Beleggingsmaatschappij Nola B.V. to the amount of five hundred thousand EURO (€ 500,000).

b.
Royal Invest Europe B.V. shall pay the amount mentioned under a) on the day of the date of transfer of the immovable property, to wit 1 October 2007, at the latest.  Royal Invest Europe B.V. shall pay the amount mentioned under a) timely into the “kwaliteitsrekening” of the civil law notary, mentioned hereinbefore. The civil law notary shall pay the amount referred to under a) into the account of Beleggingsmaatschappij Nola B.V. at the time of the transfer of title.

c.
By paying the amount mentioned under a), as well as the payment of the purchase sum for the immovable property  of € 6,000,000 (in words: six million EURO), Beleggingsmaatschappij Nola B.V. shall grant Royal Invest International Corporation full acquittal in connection with the legal proceedings mentioned under a) and Royal Invest Europe B.V. will guarantee vis-à-vis Beleggingsmaatschappij Nola B.V. that Royal Invest International Corporation shall also grant full acquittal to Beleggingsmaatschappij Nola B.V., failing which the full acquittal Beleggingsmaatschappij Nola B.V. to Royal Invest International Corporation shall be null and void.

d.
Payment of the amount referred to under a) by Royal Invest Europe B.V. shall be considered to be a resolutory condition with regard to the obligation of Beleggingsmaatschappij Nola B.V. to transfer the immovable property. Without payment of the full amount as referred to under c), Beleggingsmaatschappij Nola B.V. shall not be obliged to concur in the transfer of the immovable property.

e.
After payment of the amounts referred to under c), parties shall instruct their lawyers to strike the case referred to under  a) off the cause list.  During the period between the signing of this contract of sale and the transfer of title of the immovable property, the proceedings shall remain pending but the parties shall instruct their respective lawyers not to continue the proceedings.

2.	Purchaser is acquainted with the damage (in particular plate damage) to the property sold. Such damage will not be repaired by Vendor. So the damage will be for the account and risk of Purchaser.
3.	Purchaser is acquainted with the fact that Vendor has found a possible lessee for the property sold. Vendor will not conclude any agreements with the possible lessee without the consent of Purchaser.

Vendor and Purchaser have agreed that the costs in connection with putting up a dividing wall in the “C” building in connection with the lease of Basic-Fit and the estate agent’s costs of DTZ shall be payable by Purchaser. The commission bill of DTZ will probably be sixteen per cent (16%) of the rental fee with a twenty-five per cent (25%) discount.

Further special terms and conditions, right to dissolution and right to registration
Article 17

1.
Parties instruct the civil law notary to register this contract of sale, or a shortened version thereof, in the appropriate public registers of the Land and Public Registry Agency (Dienst voor het kadaster en de openbare registers). Costs thereof, to the amount of € 75 exclusive of Dutch VAT (BTW) and land registry costs, shall be payable by Purchaser.

2.
Purchaser hereby grants a power of attorney to Vendor, as well as to each individual employee of the firm of civil law notaries, to concur on behalf of the Purchaser in executing the deed with which the entry of the current contract of sale in the appropriate public registers is declared to be null and void. This power of attorney shall only be valid in case Purchaser has lost any and each interest in the registration referred to by operation of law on account of for instance annulment, dissolution, lapse of time or any other cause.

GENERAL TERMS AND CONDITIONS

Description obligation to deliver
Article I

1.	Vendor is obliged to transfer to Purchaser the title of ownership or lease that is:
a.
unconditional and not subject to abatement, dissolution or any other form of annulment whatsoever, however in case the property sold is held in lease subject to the stipulations included in the lease terms and conditions and in the law;

b.	is not encumbered with attachments or mortgages or registrations thereof, or with other limited rights with the exception of any other possible rights mentioned in this contract of sale;
c.	not encumbered with any qualitative obligations as referred to in Article 6:252 of the Dutch Civil Code with the exception of any other possible obligations mentioned in this contract of sale;
d.	not charged with any other special charges and limitations, with the exception of any other possible special charges and limitations mentioned in this contract of sale;
e.	as regards any chattels:
free of any limited rights and not encumbered with attachments.
2.	Vendor and Purchaser grant a power of attorney to the civil law notary and his employees to:
a.
do all that is necessary (including cancelling loans) to obtain cancellation of registrations of mortgages and/or attachments with which the property sold is encumbered, as well as to effect such cancellation;

b.	inspect any and all documents and registers that the civil law notary considers of importance for the performance of the purchase.
3.	In so far as the property sold as appears from this contract of sale is rented out, title will be transferred under the obligation for Purchaser to observe the current lease agreements.
When signing the deed of transfer of title lease terms not yet due have not been disposed of nor shall these have been attached in any manner.

In case after the signing of this contract of sale a lease agreement with regard to the property sold ends, then Vendor must inform Purchaser thereof forthwith and Vendor is (on condition that Purchaser can no longer invoke any of the resolutory conditions referred to in Article 9 of the special terms and conditions) not allowed to enter into a new lease agreement without previous written consent of Purchaser.

The same applies to any changes in existing lease agreement(s).

In case Purchaser does not give consent to conclude a new lease agreement or to amend an existing lease agreement, then he shall be obliged to compensate Vendor for any loss of rent arising there from.

In case Purchaser does not give his consent for concluding a new lease agreement, the risk that squatters will occupy the building is for Purchaser, as well as the consequence that the Dutch Housing Act and the regulations arising there from attach to disuse of the building.

4.
In case the size or surface area of the property sold or its further description or the statements made in Articles 4 and 5 of the special terms and conditions, all these given by Vendor, are not correct or not complete neither party will derive any right there from.

All this however, with the exception that in case and in so far as the statement in question is guaranteed by the other party as appears from this contract, has not been made in good faith, or that it concerns a not-registered fact which should have been entered in the public registers however until now has not been registered.

5.
The property sold will be transferred together with any and all rights and powers connected therewith, free from any and all special charges and limitations with the exception of these that have been explicitly accepted by Purchaser pursuant the special stipulations.

6.
The actual transfer of the property sold as well as of any chattels shall take place at the signing of the deed of transfer of title, in the actual state in which the property sold and/or the chattels are at that point in time, on the understanding that such state, other than because of the Purchaser’s doing, may not be inferior to the state in which the property sold and any chattels are now, except for normal wear and tear.

Until the actual transfer, Vendor must take care of the property sold and any chattels as a careful debtor.
7.
Vendor shall enable Purchaser and/or his real estate agent and/or Purchaser’s authorized representative to inspect the property sold and any chattels shortly before the signing of the deed of transfer of title.

8.
Under the suspensive condition of the transfer of title of the property sold, Vendor transfers to Purchaser any and all claims that Vendor may exert, now or at any time, with regard to the architect(s), the constructor(s), the builder(s), the contractor(s), the sub-contractor(s), the fitter(s) and/or the supplier(s) of the property sold and any chattels possibly as well, or part(s) therein/thereof, as well as the rights from any possible premium regulations, guarantee regulations and guarantee certificates, all in so far as such regulations are transferable and without being bound to any indemnification.

Vendor undertakes to provide Purchaser with the data in question that are known to him.

Purchaser shall only be authorized to effect the transfer of the rights concerned after the actual transfer of the property sold and any chattels and this by informing the persons towards whom the rights can be exercised.

9.	The actual transfer of the property sold will take place by registration of a copy of the deed of transfer of title at the office of the Land and Public Registry Agency.

Force majeure, risk, insurances
Article II

1.
In case one of the parties as a result of a non-attributable shortcoming (force majeure), other than within foreseeable time, cannot fulfil his obligations at all, then the purchase shall be dissolved after a written declaration to that effect.

2.	The risk of the property sold and any chattels shall pass over at the signing of the deed of transfer of title.
3.
In case Vendor can only partly fulfil his obligations other than because of minor damage to the building, then Vendor shall be obliged to inform Purchaser forthwith thereof by registered letter; he must also send a copy of the letter in question to the civil law notary.

This agreement shall then be dissolved by operation of law unless within four weeks after Purchaser has been informed of the damage, but in any case before the time of transfer of title, the latter shall nevertheless require performance of the purchase agreement.

Should this be the case then the purchase shall remain in force, however, the Purchaser may deduct the amount of such damage from the purchase price.
4.	In case Purchaser wishes to fulfil the agreement, the following shall also apply:
a.	Vendor is obliged to compensate such damage to Purchaser in so far as this exceeds the purchase price.
The stipulations included in the previous sentence shall not be applicable in case of damage of which it is not customary to insure against such damage with Dutch non-life insurers.
b.
In case Vendor is paid out pursuant to an insurance agreement, then the parties shall consider the damage to be equal to the amount of the insurance payment unless Purchaser shows that the damage exceeds the insurance payment.

c.
All that Vendor pursuant to the provisions under a, must compensate because of damage exceeding the purchase price he need not pay to Purchaser until after having received the insurance payment or forthwith after the determination as referred to hereinafter.

d.	In case the property sold has suffered damage because of an accident against which Vendor has not taken out an adequate insurance agreement, damage will be determined by parties in consultation.

In case the parties cannot reach agreement with regard to this, then the damage will be assessed by an expert to be appointed at the request of either party by the court in the district of which the property sold is situated.

e.
In case Purchaser wishes to demonstrate the damage surpasses the insurance payment or in the event that the case under d presents itself or the damage to the property sold has been brought about at such point in time that demonstrating what has been referred to under b by Purchaser or the assessment of the damage referred to under d before the date agreed between the parties for signing the deed of transfer of title is not possible, the agreement shall be executed on the date agreed by the parties on the understanding that a part of the purchase price to be determined by the civil law notary shall remain in the possession of the latter until the amount of the damage shall have been determined in a manner that binds both parties.

If so desired, Vendor must provide sufficient security all this to the discretion of the civil law notary.

Parties will grant a power of attorney to the civil law notary to pay back the withheld amount up to the amount of the damage to Purchaser and to pay out the remainder to Vendor as soon as the damage has been assessed.

5.
Vendor is obliged to insure for his account the premises belonging to the property sold with a reliable insurance company against the terms and conditions customary with Dutch non-life insurers for rebuilding value and to keep such insured until the signing of the deed of transfer of title, failing which Purchaser shall be authorized to take out the insurance referred to for the account of Vendor and in his name, or to extend the existing insurance and/or to increase until rebuilding value.

Purchaser shall have the right to require of Vendor to be given the opportunity to inspect the policy in question and premium receipts and to ask the insurance company for information.

Taking over of obligations
Article III

1.
In case Vendor has obligations of a personal nature that in his turn, he must stipulate to be binding upon Purchaser and upon possible legal successors (perpetual clauses), Purchaser will then be held – on condition that he has accepted such explicitly as becomes apparent from Article 6 of the special terms and conditions – to take on such obligations, to observe them and also to stipulate such to be binding upon his legal successors under special title, all this as described in more detail in the deed of transfer of title.

2.	Purchaser is not obliged to take over insurance agreements concluded by Vendor.
3.
Facilities prescribed pursuant to the Dutch Housing Act after Purchaser and Vendor have signed this contract of sale and not announced before, shall be payable by Purchaser. In case the facilities must be effected before the signing of the deed of transfer of title then Vendor will consult with Purchaser as regards their execution.

Payment and settlement
Article IV

1.	Revenues and charges of the property sold will be for the account of Purchaser as of the day of the signing of the deed of transfer of title.
Rents having fallen due on the day of the signing of the deed of transfer of title must be collected by Vendor and for his risk.
The municipal immovable property tax on account of actual use shall not be settled.
Vendor shall be held to fully pay the charges on the periods running at the time of the signing of the deed of transfer of title, notwithstanding the settlement between parties.
2.	In case lessees have paid guarantee sums, these will be settled between Vendor and Purchaser with any possible accrued interest at the signing of the deed of transfer of title.

In case for the benefit of lessees bank guarantees have been provided vis-à-vis Vendor, the documents concerned shall be handed over by Vendor to Purchaser at the signing of the deed of transfer of title; Vendor shall exert himself to have such guarantees made out in favour of Purchase.

3.
The payment of the purchase price and any possible turnover tax and the settlement of the revenues, charges, turnover tax that may be imposed on such revenues and charges and guarantee sums to be stated by Vendor in time before the signing of the deed of transfer of title, must be effected – in accordance with such statement – through the civil law notary.

Purchaser shall be obliged to pay all the money due at the signing of the deed of transfer of title by crediting the quality account and this at the day of the signing of the deed of transfer of title at the latest at the rate of exchange applicable on that day.

4.
Vendor stipulates for any creditors that - in connection with the correct handling of the purchase and transfer of title of the property sold – must be paid out of the purchase price, the guarantee that their claims will be settled by the civil law notary directly out of the purchase price and for this shall be transferred from the quality account to their bank or giro account so that the civil law notary shall only owe to the Vendor himself the then remaining sum. Vendor and creditors referred to hereinbefore shall accept the determination of the civil law notary which of the creditors, to be stated by the Vendor in time, answer the standard mentioned hereinbefore and to what amounts. The guarantee does not also cover the remaining part of the purchase price belonging to Vendor.

Vendor, for the amount he is entitled to and the creditors, each for the part they are entitled to, shall only have a right to be paid out vis-à-vis the civil law notary as soon as it has become apparent to the latter from written investigation of the public registers that the transfer has been carried out in conformity with the stipulations included in Article I paragraph 1.

Vendor and creditors mentioned hereinbefore are familiar with the fact that – in connection with this investigation – one or more office days may elapse between the day of signing of the deed of transfer of title and paying out.

5.
The party, that according to this agreement is due to pay the transfer tax, shall be obliged to deposit such at the signing of the deed of transfer of title with the civil law notary for the latter to pay the Tax Authorities.

In case, as referred to in Article 1 paragraph 2 special terms and conditions, Purchaser shall be obliged to deposit the difference referred to there with the civil law notary at the signing of the deed of transfer of title in order to be paid out to Vendor, as soon as in the opinion of the civil law notary the transfer tax actually owing is fixed.

In so far as Purchaser is jointly and severally liable for any charges due and payable before the date of signing of the deed of transfer of title as referred to in the last sentence of paragraph 1 of this Article, Vendor shall be obliged, in case Purchaser requires so, to deposit with the civil law notary an amount to guarantee the payment of such charges at the signing of the deed of transfer of title.

6.
In case turnover tax is due, Vendor shall ensure that an invoice within the meaning of the Dutch 1968 Turnover Tax Act is handed over to the Purchaser in time. This obligation shall not be of force any longer in case the deed of transfer of title satisfy the requirements and can act as such invoice, or in case the civil law notary has issued such invoice when carrying out the settlement on behalf of Vendor with the latter’s data.

In case the reverse charge procedure as referred to in the Dutch 1968 Turnover Tax Act is applicable, the civil law notary shall mention in the deed of transfer of title and/or on the completion statements: "turnover tax transferred".

7.
In case the purchase price must be repaid to Purchaser, Purchaser stipulates in favour of those that have transferred directly (a part of) the purchase price to the quality account, the guarantee that these sums of money will be repaid by the civil law notary by transferring them to the account from which they have been debited so that the civil law notary shall only be due to Purchaser the amounts that he himself has transferred. The guarantee shall not also cover amounts transferred by Purchaser himself.

Security
Article V

1.
In case it has been agreed that Purchaser as an additional security with regard to the fulfilment of his obligations grants a security deposit, this must be paid by payment into the quality account. The civil law notary shall compensate the interest that he receives from the bank on this security deposit.

The civil law notary confirms in writing to Vendor or his estate agent that the guarantee deposit or the bank guarantee has been received.
2.
The security deposit provided by Purchaser shall be forfeited as a fine by operation of law in case Purchaser, after having been declared in default as described in Article VI, fails in the observance of his obligations during the period of time mentioned therein.

In case Vendor requires the agreement to be fulfilled, the stipulations hereinbefore shall (always) only be applicable to that part of the security deposit that Purchaser owes as daily fine referred to under Article VI paragraph 2 under a.

3.
The civil law notary shall pay out the security deposit to Vendor after the signing of the deed of transfer of title in the manner as mentioned hereinbefore in Article IV paragraph 4, or in case Purchaser – after having been declared in default in the manner as described in Article VI – fails in the observance of his obligations during the period of time mentioned there, possibly in proportion to the daily fine forfeited by Purchaser.

In the first place, the security deposit, in so far as not paid out sooner to Vendor, will be deducted from such part of the purchase price and such part of the costs and taxes payable by Purchaser on the basis of the stipulations included in this contract of sale that have not been paid by or on behalf of Purchaser out of other means.

After signing the deed of transfer of title, with analogous application of Article IV paragraph 4, second sentence, the civil law notary shall pay to Purchaser from the part of the security deposit not paid out to Vendor, as well as any possible interest on the security deposit, all this in so far as such amounts are not needed for the payment of costs and duties owing by Purchaser.

4.
The civil law notary shall pay back the security deposit to Purchaser, in case Vendor – after having been declared in default in the manner as described in Article VI – during the period of time mentioned there fails to observe his obligations as well as in case the agreement has been dissolved other than by attributable shortcoming (default) of Purchaser.

5.
In case both parties are in default as regards the observance of their obligations or in case the civil law notary cannot determine which of the two parties is in default, then the civil law notary – barring identical payment order of both parties – shall keep the security deposit in his custody until in a judgment that has become (provisionally) enforceable it has been decided to whom he must pay the security deposit.

A provided bank guarantee must be extended during such period of time failing which the civil law notary shall be obliged to collect the bank guarantee.
6.	In case it is agreed that Purchaser will provide a bank guarantee, this bank guarantee must:
a.	be unconditional and be valid until at least one month after the agreed transfer of title date;
b.
be issued to the civil law notary by a credit institution that has a license within the meaning of the Dutch 1992 Credit System (Supervision) Act (Wet toezicht kredietwezen 1992), by an insurance company having a licence within the meaning of the Dutch 1993 Insurance Industry (Supervision) Act (Wet toezicht verzekeringsbedrijf 1993) or by a well-reputed foreign bank, all this at the discretion of the civil law notary; and

c.	to contain the clause that at the demand of the civil law notary the amount of the guarantee must be paid out to the civil law notary.
In case the amount of the guarantee is paid out to the civil law notary, the latter shall act as set forth hereinbefore.
7.
Parties shall grant the civil law notary a power of attorney to deduct from the security deposit or the payment made pursuant to the bank guarantee, increased by the accrued interest, any costs incurred by him.

8.
It is for the application of this article solely at the civil law notary’s discretion whether the agreement has been fulfilled, whether one of the parties or both parties is/are in default or finally whether he, civil law notary himself, cannot decide which of the two parties is in default, all this on the understanding that during one month after the civil law notary has issued a statement as to the above in writing parties have the right to address the competent court for the dispute to be decided upon.

Shortcoming (breach of contract)
Article VI

1.
In case of non-observance, or not within the required time, the agreement other than by non-attributable shortcoming (force majeure) the party in default shall be liable for any and all damage or loss resulting there from with costs and interest, irrespective of the fact whether the fact or the party in default breaches the contract within the meaning of the following paragraph.

2.
In case one of the parties, after having been declared to be in default by bailiff’s writ, remains in default during eight days as regards the observance of one or more of his obligations - including not paying the security deposit within the required time or not providing a correct bank guarantee in time – then this party shall be in default and the other party shall have the subsidiary (or not subsidiary) choice between:

a.
requiring performance of the agreement, in which case the party in default at the termination of the aforementioned term of eight days for any commencing day as from then until the day of performance shall owe a forthwith exigible fine of three pro mille of the purchase price; or

b.	declaring the agreement dissolved by a written certificate and to require payment of a forthwith exigible fine of ten per cent of the purchase price.
3.	Paid and payable fine shall be deducted from any possible compensation of damages with interest and costs incurred.
4.	Any turnover possible due on the fine is included.
5.
The manner of declaring someone in default described in paragraph 2 of this Article as well as the there described fine regulation shall not apply any more after it has become apparent to the civil law notary from written investigation of the public registers that the transfer has taken place in accordance with the provisions included in Article I paragraph 1 and after Vendor, for all that he and possibly any creditors referred to in Article IV paragraph 4 are entitled to, each for the part they are entitled to, have been paid by the civil law notary.

Resolutory conditions
Article VII

Any resolutory conditions possibly agreed between Vendor and Purchaser will cease to have effect after the signing of the deed of transfer of title.

Costs at dissolution
Article VIII

In case of dissolution of this agreement in consultation, any costs incurred on account of the activities of the civil law notary with regard to this contract of sale and its performance shall be payable by Vendor and Purchaser, each for one half.
In case of dissolution of this agreement because of fulfilment of a resolutory condition the aforementioned costs are for the account of the party that invokes the resolutory condition or for the benefit of whom the resolutory condition has been included.
In case of dissolution of this agreement on the basis of a shortcoming of one of the parties, the costs referred to hereinbefore shall be payable by such party.
In case of dissolution by Purchaser on account of the legal right Purchaser is entitled to dissolve the purchase within three days after a copy of this contract of sale has been handed over to Purchaser, the costs mentioned hereinbefore shall be payable by the latter.

Final stipulations
Article IX

1.
Parties shall choose as their address of service with regard to the purchase and its consequences, the office of the civil law notary where this contract of sale shall be held in custody, and this until the deed of transfer of title is signed.

2.	In case two or more persons are Vendor / Purchaser, the following shall apply:
a.	Vendors / Purchasers can only jointly exercise the rights arising for them from this agreement on the understanding that:
-	Purchasers hereby grant each other irrevocable power of attorney to concur on behalf of each other to the transfer of title and transfer of the property sold;
-	Vendors hereby grant each other irrevocable power of attorney to concur on behalf of each other to the transfer of title and transfer of the property sold;
b.	Vendors are jointly and severely bound with regard to any and each obligations arising for them out of this agreement;
c.	Purchasers are jointly and severely bound with regard to any and each obligations arising for them out of this agreement;
3.	Whenever this contract of sale mentions payment to the "civil law notary" or "depositing with the civil law notary" this shall mean payment into the quality account.
4.
Vendor and Purchaser will instruct the civil law notary to carry out the activities that are necessary for the performance of this agreement. Vendor and Purchaser shall grant a power of attorney to the civil law notary in case this agreement is dissolved or ends because a resolutory conditions becomes effective, to bring about the removal from the public registers of this contract of sale.

5.	By co-signing this contract the civil law notary declares to take upon himself the obligations arising for him from this agreement and to accept the powers of attorney and other powers granted to him.

Signed in Hoofddorp (The Netherlands) on 19 July 2007

Vendor                                                                                Purchaser

civil law notary

Statement civil law notary
The undersigned mr. Theodor Franciscus Hubertus Reijnen, civil law notary officiating in the municipality of Haarlemmermeer (The Netherlands), declares that the paragraphs 1, 2 and 5 of Article 7:3 of the Dutch Civil Code do not preclude the registration of the purchase in the public registers.

Signed in Hoofddorp (The Netherlands) on 19 July 2007.

1           Besloten Vennootschap (private company with limited liability)

2           Belasting Toegevoegde Waarde (DutchVAT)

3           Degree of law of Netherlands University, equivalent to LL.M.